Exhibit 99.1

Verrica Pharmaceuticals Reports Second Quarter 2023 Financial Results

– In July, FDA approved YCANTH™ for the treatment of molluscum, a highly contagious viral skin infection affecting approximately 6 million people annually in the United States, primarily children –

– YCANTH™ launch expected by September 2023 –

– Expanding Part 2 enrollment of ongoing Phase 2 trial of VP-315 in basal cell carcinoma to accelerate clinical development –

– Secured $125 million debt facility to support launch of YCANTHTM

– Cash runway extended into the first quarter of 2025 –

WEST CHESTER, PA – Aug 8, 2023 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for skin diseases requiring medical interventions, today announced financial results for the second quarter ended June 30, 2023.

“The U.S Food and Drug Administration (FDA) approval of YCANTH™ for the treatment of molluscum marks the most important achievement in our company’s history” said Ted White, Verrica’s President and Chief Executive Officer. “With no other FDA-approved therapies available prior to YCANTH™, molluscum represents one of the largest and most underserved patient populations in all of dermatology, and we could not be prouder to launch this product that can positively impact so many patients. Following the approval of YCANTH™, we had the opportunity to secure significant, non-dilutive capital to ensure that we have ample resources to support the YCANTH™ product launch. With our cash runway extended into the first quarter of 2025, and our commercial organization fully operational, we are ready to make YCANTH™ available to the millions of patients who will benefit from this therapy.”

“We also continue to make significant progress in advancing our novel oncolytic peptide, VP-315, which is currently being evaluated in a Phase 2 trial in patients with basal cell carcinoma. We recently made the decision to expand patient enrollment in Part 2 of the trial, which we believe will provide enough patient data so that we can bypass Part 3 of the trial and advance VP-315 directly into a later-stage, potentially registration-enabling trial.”

Business Highlights and Recent Developments

VP-102

•

On July 21, 2023, Verrica announced that the FDA approved YCANTH™ (cantharidin) topical solution as the first FDA approved treatment of pediatric and adult patients with molluscum contagiosum (molluscum) in adult and pediatric patients 2 years of age and older. Molluscum, is a highly contagious viral skin infection affecting approximately 6 million people annually in the United States, primarily children; Verrica plans to make YCANTH™ available by September 2023.

VP-315

•

On April 12, 2023, Verrica announced that the first patient has been dosed in Part 2 of a Phase 2 trial evaluating Verrica’s potentially first-in-class oncolytic peptide, VP-315, for the treatment of basal cell carcinoma. Part 2 of the Phase 2 trial is designed to further explore dosing regimens and identify an optimized dosing schedule of VP-315 that will be used in the next stage of clinical development.

•

In July 2023, Verrica implemented plans to expand patient enrollment in Part 2 of the ongoing Phase 2 trial of its novel oncolytic peptide, VP-315, which is being developed for the treatment of basal cell carcinoma. The purpose of expanding Part 2 enrollment is to generate enough patient data so that Verrica can bypass Part 3 of the Phase 2 trial and advance VP-315 directly into a later-stage, potentially registration-enabling trial.

Debt Financing

•

On July 26, 2023, Verrica announced the closing of a $125 million debt facility with OrbiMed. Verrica borrowed $50 million at the close of the transaction. In addition, if specified revenue thresholds are achieved, Verrica will be able to borrow an aggregate of an additional $75 million available in five tranches, which it believes will be sufficient to fund ongoing operations without requiring additional equity financing. Verrica also issued to OrbiMed a warrant to purchase 518,551 shares of Verrica’s common stock, with an exercise price of $6.0264. Including the net proceeds from the debt placement of $44 million Verrica received in connection with the closing of the debt financing, plus Verrica’s $55 million in cash and cash equivalents on-hand as of June 30, 2023, Verrica expects its cash and cash equivalents will fund Verrica’s operations into the first quarter of 2025.

Financial Results

Second Quarter 2023 Financial Results

•

Verrica recognized collaboration revenues of $0.2 million in the second quarter of 2023 and 2022 related to the Clinical Supply Agreement with Torii Pharmaceutical Col, Ltd (Torii). The collaboration revenue consists of supplies and development activity with Torii.

•	Research and development expenses were $5.7 million in the second quarter of 2023, compared to $3.9 million for the same period in 2022. The increase of $1.8 million was primarily attributable to an increase in CMC costs related to Verrica’s development of VP-102 for molluscum partially offset by $1.0 million milestone payment to LYTIX upon achievement of a regulatory milestone during the three months ended June 30, 2022.

•

General and administrative expenses were $5.9 million in the second quarter of 2023, compared to $5.2 million for the same period in 2022. The increase of $0.8 million was primarily a result of higher expenses related to pre-commercial activities for VP-102.

•	Interest income was $0.6 million in the second quarter of 2023, compared to $20,000 for the same period in 2022, primarily due to higher interest rates.

•	Interest expense for the three months ended June 30, 2022 consisted of interest expense on Verrica’s previous debt facility.

•	For the second quarter of 2023, net loss on a GAAP basis was $11.0 million, or $0.24 per share, compared to a net loss of $10.2 million, or $0.37 per share, for the same period in 2022.

•	For the second quarter of 2023, non-GAAP net loss was $9.4 million, or $0.21 per share, compared to a non-GAAP net loss of $8.8 million, or $0.32 per share, for the same period in 2022.

Year-to-Date June 2023 Financial Results

•

Verrica recognized collaboration revenues of $0.2 million for the six months ended June 30, 2023, compared to $0.6 million for the same period in 2022 related to the Clinical Supply Agreement with Torii. The decrease of $0.4 million was attributable to less clinical supplies and development activity provided to Torii pursuant to the Clinical Supply Agreement entered into on March 7, 2022.

•

Research and development expenses were $8.5 million for the six months ended June 30, 2023, compared to $6.4 million for the same period in 2022. The increase of $2.1 million was primarily attributable to an increase of $2.9 million in CMC and clinical costs related to Verrica’s development of VP-102 for molluscum, external genital warts and common warts partially offset by a payment made to LYTIX upon the achievement of a regulatory milestone for VP-315 of $1.0 million during the six months ended June 30, 2022.

•

General and administrative expenses were $10.3 million for each of the six months ended June 30, 2023 and 2022. Costs decreased by $1.2 million due to a reduction in headcount offset by increased spend for commercial launch of $0.7 million and increased legal costs of $0.3 million.

•	For the six months ended June 30, 2023, net loss on a GAAP basis was $17.6 million, or $0.40 per share, compared to a net loss of $18.6 million, or $0.68 per share, for the same period in 2022.

•	For the six months ended June 30, 2023, non-GAAP net loss was $14.9 million, or $0.34 per share, compared to a non-GAAP net loss of 15.6 million, or $0.57 per share, for the same period in 2022.

•	As of June 30, 2023, Verrica had aggregate cash and cash equivalents of $55.1 million.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share. These non-GAAP financial measures exclude stock-based compensation charges and non-cash interest expense that are required by GAAP. Verrica believes that non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share provides useful information to both management and investors by excluding the effect of certain non-cash expenses and items that Verrica believes may not be indicative of its operating performance, because either they are unusual and Verrica does not expect them to recur in the ordinary course of its business, or they are unrelated to the ongoing operation of the business in the ordinary course. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

About YCANTH™ (VP-102)

YCANTH™ (VP-102) is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin delivered via a single-use applicator that allows for precise topical dosing and targeted administration for the treatment of molluscum. YCANTH™ is the only product approved by the FDA to treat molluscum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children.

In addition, Verrica has successfully completed a Phase 2 study of VP-102 for the treatment of common warts and a Phase 2 study of VP-102 for the treatment of external genital warts.

About VP-315

VP-315 is a potentially first-in-class oncolytic peptide immunotherapy in development as a non-surgical treatment option for non-melanoma skin cancers. The Phase 2 trial was initially a three-part, open-label, multicenter, dose-escalation, proof-of-concept study with a safety run-in designed to assess the safety, pharmacokinetics, and efficacy of VP-315 when administered intratumorally to adults with biopsy-proven basal cell carcinoma and was recently amended to two-parts by expanding Part 2. The study is expected to enroll approximately 80 adult subjects with a histological diagnosis of basal cell carcinoma in at least one eligible target lesion.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the commercial launch of YCANTH™, including the timing thereof, Verrica’s achievement of revenue milestones under the debt facility, the availability of future financing from the debt facility with OrbiMed, Verrica’s ability to fund ongoing operations without additional equity financing if the additional $75 million is borrowed, Verrica’s ability to fund its operations into the first quarter of 2025 and the timing of clinical trial completion for VP-315. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Collaboration revenue	$182	$214	$219	$645
Operating expenses:
Research and development	5,725	3,943	8,464	6,388
General and administrative	5,937	5,173	10,256	10,291
Cost of collaboration revenue	136	219	204	497

Total operating expenses	11,798	9,335	18,924	17,176

Loss from operations	(11,616)	(9,121)	(18,705)	(16,531)
Interest income	626	20	1,126	42
Interest and other expense	—	(1,067)	—	(2,149)

Net loss	$(10,990)	$(10,168)	$(17,579)	$(18,638)

Net loss per share, basic and diluted	$(0.24)	$(0.37)	$(0.40)	$(0.68)

Weighted average common shares outstanding, basic and diluted	45,916,867	27,519,053	44,478,116	27,519,053

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(in thousands)

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$55,140	$34,273
Collaboration revenue billed & unbilled receivables	173	487
Prepaid expenses, and other assets	1,464	4,355

Total current assets	56,777	39,115
PP&E, lease right of use asset, other	5,424	5,606

Total assets	$62,201	$44,721

Total liabilities	$6,801	$4,688
Total stockholders’ equity	55,400	40,033

Total	$62,201	$44,721

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands except per share data)

	Three Months Ended June 30, 2023
	Loss from Operations	Net loss	Net loss per share
GAAP	$(11,616)	$(10,990)	$(0.24)

Non-GAAP Adjustments:

Stock-based compensation – Selling, General & admin (a)	950	950
Stock-based compensation – Research & Development (a)	594	594

Adjusted	$(10,072)	$(9,446)	$(0.21)

	Three Months Ended June 30, 2022
	Loss from Operations	Net loss	Net loss per share
GAAP	$(9,121)	$(10,168)	$(0.37)

Non-GAAP Adjustments:

Stock-based compensation – Selling, General & Admin (a)	745	745
Stock-based compensation – Research & Development (a)	340	340
Non-cash interest expense (b)		302

Adjusted	$(8,036)	$(8,781)	$(0.32)

	Six Months Ended June 30, 2023
	Loss from Operations	Net loss	Net loss per share
GAAP	$(18,706)	$(17,579)	$(0.40)

Non-GAAP Adjustments:

Stock-based compensation – Selling, General & admin (a)	1,785	1,785
Stock-based compensation – Research & Development (a)	853	853

Adjusted	$(16,067)	$(14,941)	$(0.34)

	Six Months Ended June 30, 2022
	Loss from Operations	Net loss	Net loss per share
GAAP	$(16,531)	$(18,638)	$(0.68)

Non-GAAP Adjustments:

Stock-based compensation – Selling, General & Admin (a)	1,644	1,644
Stock-based compensation – Research & Development (a)	757	757
Non-cash interest expense (b)		634

Adjusted	$(14,130)	$(15,603)	$(0.57)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest charges are excluded. Verrica believes such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

Terry Kohler

Chief Financial Officer

tkohler@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com

Chris Calabrese

LifeSci Advisors

ccalabrese@lifesciadvisors.com